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EXHIBIT 12

METROPOLITAN EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
				Jan. 1 — Nov. 6, 2001	: : :	Nov. 7 — Dec. 31, 2001	Year Ended Dec. 31, 2002	Nine Months Ended September 30, 2003
	1998	1999	2000
			(Dollars in Thousands)
EARNINGS AS DEFINED IN REGULATION S-K:					: : :
Income before extraordinary items	$57,720	$95,123	$81,895	$62,381	: :	$14,617	$63,224	$43,354
Interest and other charges, before reduction for amounts capitalized	59,687	61,842	55,181	48,568	: : :	8,461	50,969	35,547
Provision for income taxes	37,423	61,396	44,088	39,449	:	10,905	44,372	28,124
Interest element of rentals charged to income(a)	9,784	4,381	1,543	284	: :	(693)	515	(184)
					:
Earnings as defined	$164,614	$222,742	$182,707	$150,682	:	$33,290	$159,080	$106,841
					:
FIXED CHARGES AS DEFINED IN REGULATION S-K:					: : :
Interest on long-term debt	$42,493	$45,996	$37,886	$33,101	:	5,615	$40,774	$28,382
Other interest expense	8,194	2,527	10,639	9,219	:	1,744	2,636	3,385
Subsidiary's preferred stock dividend requirements	9,000	13,319	6,656	6,248	: :	1,102	7,559	3,780
Interest element of rentals charged to income(a)	9,784	4,381	1,543	284	: :	(693)	515	(184)
					:
Fixed charges as defined	$69,471	$66,223	$56,724	$48,852	:	$7,768	$51,484	$35,363
					:
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	2.37	3.36	3.22	3.08	: : :	4.29	3.09	3.02
					:

(a)
Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

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  EXHIBIT 12
METROPOLITAN EDISON COMPANY CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES